EXHIBIT 99.1


ALPHARX COMPLETES US$4.0 MILLION PRIVATE PLACEMENT FINANCING

MARKHAM, ON, September 7 /CNW/ - AlphaRx Inc. (OTCBB: ALRX - News), a Delaware company, today announced that it had completed the sale of units consisting of one share of its unregistered common stock and one warrant to buy one share of unregistered common stock at an exercise price of US$0.30. The units sold on this date were subscribed for at a per unit price of US$0.15 for gross proceeds of US$4,083,500. The Company on July 21 held an initial closing of this private placement where it received gross proceeds of US$3,000,000. Net proceeds from this offering will be used to support clinical trials for Indaflex (TM) and general corporate purposes.

The common stock sold as part of the units, including those issuable upon the exercise of the warrants, cannot be re-sold in the public markets unless and until either (a) a registration statement has been filed and declared effective by the U.S. Securities and Exchange Commission covering such shares of common stock or (b) an exemption from the registration requirements of the Securities Act of 1933 is available for their resale. AlphaRx has undertaken to file a registration statement covering all such common stock with the U.S. Securities and Exchange Commission.

The units were purchased by institutional investors and other accredited investors. After completion of the private placement there are approximately 52,304,642 shares issued and outstanding on a primary basis, and approximately 137,641,875 shares on a fully diluted basis.

This press release does not represent an offer to buy or to sell any securities.

About Indaflex(TM)

Indaflex is AlphaRx's topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation intended to start clinical development soon for use in the treatment symptoms of arthritis. Arthritis is the most common chronic condition in North America and afflicts an estimated 10% of the world's population. Indaflex's active ingredient, Indomethacin, has long-standing and proven clinical treatment records. With AlphaRx's enhanced proprietary delivery system, the company believes its clinical effectiveness will be significantly enhanced compared to other topical preparations. Topical Indaflex delivery, the company hopes may circumvent the significant GI side- effects found with orally ingested NSAID's.

About AlphaRx Corp.

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. AlphaRx's broad product pipeline consists of drugs with a strong commercial potential that can be dramatically improved through the application of its proprietary BCD(TM) drug delivery technology. For more information, please visit http://www.alpharx.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the company) contains statements that are forward-looking, such as statements relating to anticipated future revenues of the company and success of current product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. For a description of additional risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

FOR FURTHER INFORMATION

Agora Investor Relations Corp., Web: http://www.agoracom.com (Select "AlphaRx" Forum), E-mail: ALRX@Agoracom.com